UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 14, 2013

INOVA TECHNOLOGY, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-27397	98-0204280
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 W. Sahara Ave. Suite 800 Las Vegas, NV 89102
(Address of principal executive offices)(Zip Code)

800-757-9808
(Registrant's Telephone Number, Including Area Code)

Item 5.03.           Amendments to Articles of Incorporation or Bylaws.

On June 7, 2013 the board of directors of Inova Technology, Inc. authorized a one hundred (100) to one (1) reverse split of all outstanding common shares and a corresponding decrease in the Company’s authorized common stock pursuant to Section 78.209 of the Nevada Revised Statutes. Each 100 shares will now be worth 1 share.

Section 78.209 provides that the board of directors of a Nevada corporation can authorize a forward or reverse split of capital stock without the consent of shareholders if such action is taken in conjunction with a corresponding proportional increase or decrease in authorized capital stock.

We filed a Certificate of Change with the Secretary of State of Nevada. The reverse stock split will become effective upon FINRA approval on June 17, 2013. Effective at the same time as the reverse stock split, the authorized shares of our common stock will be proportionately decreased from 2,000,000,000 shares to 20,000,000 shares.

Each shareholder's percentage ownership interest in our company and the proportional voting power remains unchanged after the reverse stock split, except for minor changes and adjustments resulting from rounding up of fractional interests. The rights and privileges of the holders of our common stock are unaffected by the reverse stock split.

As of the Record Date, we had issued and outstanding 307,950,619 shares of common stock, par value $0.001 per share (the “Common Stock”). After the stock split, the Company will have 3,079,506 shares issued and outstanding. The par per share will remain unchanged.

The Stock Split is intended to increase the price per share of our Common Stock. The Board of Directors believes that the price of the Common Stock is too low to attract investors in the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of our stockholders to implement a stock split. The Company’s Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC-QB”) under the symbol “INVA” and the last reported closing price of the Common Stock on June 13, 2013 was $0.001 per share.

Please refer to the June 12 8K for further information about the split.

Item 8.01 Other events

Attached reverse stock split

* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules may have been omitted. If so, such exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Inova Technology, Inc.

Date: June 14, 2013	By:	/s/ Adam Radly
Adam Radly
Chairman & Chief Executive Officer